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This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated May 12,
 1997 and the related Letter of Transmittal and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) the holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Cheer
           Acquisition Corp. by Berenson Minella & Company ("Berenson
             Minella") or one or more registered brokers or dealers
                 licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                           VARSITY SPIRIT CORPORATION

                                       AT

                              $18.90 NET PER SHARE

                                       BY

                            CHEER ACQUISITION CORP.

                          A WHOLLY OWNED SUBSIDIARY OF

                              RIDDELL SPORTS INC.

         Cheer Acquisition Corp., a Tennessee corporation (the "Purchaser") and a wholly owned subsidiary of Riddell Sports Inc., a Delaware corporation ("Parent"), is offering to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of Varsity Spirit Corporation, a Tennessee corporation (the "Company"), at a price of $18.90 per Share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 12, 1997 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"). Following the consummation of the Offer, the Purchaser intends to effect the Merger described below.

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  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
          TIME, ON MONDAY, JUNE 9, 1997, UNLESS THE OFFER IS EXTENDED.
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         The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which constitutes at least a majority of the Shares outstanding on a fully-diluted basis. The Offer is also subject to other terms and conditions.

         The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 5, 1997 (the "Merger Agreement"), by and among the Company, Parent and the Purchaser. The Merger Agreement provides, among other things, that following completion of the Offer and the satisfaction or waiver of certain conditions set forth in the Merger Agreement, the Purchaser will be merged with and into the Company (the "Merger"), with the Company as the surviving corporation (the "Surviving Corporation"). In the Merger, each outstanding Share (other than Shares held in the treasury of the Company or owned by Parent, the Purchaser or any other wholly owned subsidiary of Parent or by Dissenting Shareholders (as defined in the Merger Agreement), if any) will be converted into the right to receive the Offer Price or any higher price per Share paid in the Offer, without interest thereon. As a result of the Merger, the Surviving Corporation will become a wholly owned subsidiary of Parent.

         THE BOARD OF DIRECTORS OF THE COMPANY (WITH TWO DIRECTORS ABSENT AND NOT VOTING) HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER, HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

         Pursuant to a shareholders agreement (the "Shareholders Agreement"), dated as of May 5, 1997, by and among Parent, the Purchaser, Jeffrey G. Webb, Chairman, President and Chief Executive Officer and a Director of the Company, Gregory C. Webb, Senior Vice President and a Director of the Company, and Alan
D. Gordon and Randall S. Sturges, each Directors of the Company (each a "Shareholder" and together, the "Shareholders"), the Shareholders have agreed to tender all of the Shares owned by them at the Offer Price and in accordance with the terms and conditions of the Offer, representing in the aggregate 1,738,530 Shares, or approximately 38% of the currently outstanding Shares of the Company.

         Notwithstanding the satisfaction of the conditions of the Offer on the initial scheduled expiration date of the Offer (the "Initial Expiration Date"), the Purchaser has the right, in its sole discretion, during the fifteen business days following the Initial Expiration Date, to extend the expiration date from time to time until not later than fifteen business days after the Initial Expiration Date. In addition, if, immediately prior to the Initial Expiration Date of the Offer (as it may be extended pursuant to the preceding sentence or otherwise), the Shares tendered and not withdrawn pursuant to the Offer equal less than 90% of the outstanding Shares but more than 80% of the outstanding Shares, the Purchaser may extend the Offer for a period not to exceed seven business days, notwithstanding that all conditions to the Offer are satisfied as of such expiration date of the Offer.

         For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn if, as and when the Purchaser gives oral or written notice to American Stock Transfer & Trust Company (the "Depositary") of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid by the Purchaser, regardless of any delay in making such payment. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined under the caption "THE OFFER--Procedures for Tendering Shares" of the Offer to Purchase) pursuant to the procedures set forth under the caption "THE OFFER--Procedures for Tendering Shares" of the Offer to Purchase,
(ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined under the caption "THE OFFER--Procedures for Tendering Shares" of the Offer to Purchase) and (iii) any other documents required by the Letter of Transmittal.

         The Purchaser expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including the occurrence of any of the events specified under the caption "THE OFFER--Conditions of the Offer" of the Offer to Purchase, by giving oral or written notice of such extension to the Depositary. Any such extension will be followed as promptly as practicable by public announcement thereof, such announcement to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the Offer. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares.

         Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to 12:00 Midnight, New York City time, on Monday, June 9, 1997 (or the latest time and date at which the Offer, if extended by the Purchaser, shall expire) and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after July 10, 1997 or at such later time as may apply if the Offer is extended. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined under the caption "THE OFFER--Procedures for Tendering Shares" of the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth under the caption "THE OFFER--Procedures for Tendering Shares" of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding.

         The information required to be disclosed by Rule 14d-6(e)(1)(vii) and Rule 13e-3(e)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

         The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal, and other relevant materials will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

         THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

         Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Requests for copies of the Offer to Purchase, the Letter of Transmittal and other related materials may be directed to the Information Agent or the Dealer Manager. No fees or commissions will be paid to brokers, dealers or other persons (other than the Dealer Manager or the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                        [MACKENZIE PARTNERS, INC. LOGO]

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)

                                       or

                         CALL TOLL-FREE (800) 322-2885

                      The Dealer Manager for the Offer is:

                           BERENSON MINELLA & COMPANY

                               667 Madison Avenue
                            New York, New York 10021
                         (212) 935-7676 (Call Collect)

May 12, 1997

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